Exhibit 10.1

STOCK PURCHASE AGREEMENT

DATED AS OF

MARCH 25, 2024

BY AND BETWEEN

NEXTPLAT CORP., A NEVADA CORPORATION

AND

JAMES T. MCKINLEY, AN INDIVIDUAL

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL BY THE PARTIES PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE PARTIES OR THEIR AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THIS DOCUMENT IS CIRCULATED FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DOCUMENT DOES NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

i

EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedules
Exhibit B	Employees

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of March 25, 2024 (this “Agreement”), is entered into by and between NEXTPLAT CORP., a Nevada corporation (the “Buyer”), and JAMES T. MCKINLEY, an individual (the “Seller”) (Seller and Buyer are from time to time referred to individually as a “Party” or the “Parties”).

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of Outfitter Satellite, Inc., a Tennessee corporation (the “Company”); and

WHEREAS, Buyer desires to purchase and acquire the Shares; and

WHEREAS, Seller desires to sell and transfer the Shares to Buyer, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by Contract, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group (including any consolidated, combined, or unitary group for state income or franchise Tax purposes) defined under a similar provision of state or local Tax Law or foreign Tax Law.

“Benefit Plan” means each plan, policy, program or agreement that is an employment, consulting, termination, severance, change in control, retention or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option or other equity-based award, life, health, disability or accident insurance plan, or other material employee benefit plan, program, policy, arrangement or agreement that is participated in by the Company.

“Business” means the distribution and sale of cutting-edge satellite communications equipment.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks in the State of Florida are authorized or required by Law to close.

“Buyer’s Lease” means the month to month lease to be executed by the Seller, as “Landlord” and the Buyer as “Tenant” for the premises located at 2727 Old Elm Hill Pike, Nashville, Tennessee 37214, in a form acceptable to Seller and Buyer.

“Closing Cash” means, as of the Effective Time, the aggregate amount of all cash and cash equivalents, marketable securities, and deposits with third parties of the Company, including positive bank balances, cash deposit accounts, and deposits in transit (net of issued but uncleared checks of the Company), in each case calculated in accordance with GAAP applied on a consistent basis with the accounting principles, methods and practices used in preparing the Financial Statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Lease” means that certain Commercial Lease by and between Jim and Judy McKinley, as “Landlord” and the Company as “Tenant” dated October 1, 2014, a true and correct copy of which has been provided to Buyer.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated November 15, 2022, between the Company and Buyer.

“Contract” means any note, bond, mortgage, indenture, contract, lease, license, purchase order, sales order, memoranda of understanding or other legally binding agreement or commitment of the Company.

“Disclosure Schedule” means the disclosure schedule of the Company and Seller attached hereto as Exhibit A.

“Environmental Laws” means any Laws relating to (a) the protection, preservation or cleanup of the environment or natural resources or (b) the generation, treatment, transportation, disposal, or release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Fraud” means an act committed by a party to this Agreement, with the intent to deceive another party to this Agreement, or to induce it to enter into this Agreement, all of which requiring (a) a false representation of material fact made by such party herein, (b) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation is false, (c) with an intention to induce the party to this Agreement to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (e) causing that party to suffer damage by reason of such reliance.

“GAAP” means the United States Generally Accepted Accounting Standards, at the time in effect.

“Governing Documents” means, as appropriate, the charter, articles or certificate of incorporation and bylaws of a corporation or the certificate of formation and, if applicable, operating agreement of a limited liability company, or other legal document that establishes the legal existence or governs the internal affairs of an entity.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, license, grant, franchise, certification, exemption or filing with any Governmental Entity.

“Governmental Entity” means any federal, state, provincial, municipal, local, or foreign government, any political subdivision thereof or any regulatory agency, department, instrumentality or other governmental body or commission thereof.

“Hazardous Substances” means any chemical substance, hazardous substance, solid waste or any toxic or hazardous waste regulated under any Environmental Laws.

“Indebtedness” means with respect to the Company, without duplication, (a) any indebtedness for borrowed money, (b) any Liabilities with respect to currency or interest rate swaps, collars, caps, hedges, or similar agreements or arrangements, (c) any other indebtedness evidenced by any note, bond, debenture, or similar debt security or instrument, and (d) all interest and prepayment penalties, breakage costs, redemption fees, or obligations in respect of indebtedness of the type referred to in clauses (a) through (c) above computed as though payment is being made as of the Closing; provided, that Indebtedness shall not include (i) the endorsement of negotiable instruments for collection in the Ordinary Course of Business, (ii) obligations under letters of credit or similar instruments (to the extent undrawn), or (iii) any amounts included as a current liability in the calculation of Net Working Capital.

“Intellectual Property” means all rights in inventions, patents, patent applications, trademarks, service marks, and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations, and applications, Internet domain names, software, trade secrets, and know how, or any other similar type of proprietary intellectual property right, in each case, to the extent protectable by applicable Law.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of JAMES T. MCKINLEY.

“Law” means any domestic law, Order, ordinance, statute, or regulation of a Governmental Entity.

“Lease” means any real property lease to which the Company is a party.

“Liability” means any debts or liabilities of any kind and description, whether accrued, absolute, contingent, known, or unknown.

“Lien” means any mortgage, lien, pledge, charge, security interest, or other encumbrance.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys' fees.

“Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect upon the financial condition, business, or results of operations of the Company, taken as a whole, or (b) would prevent, materially delay, or materially impede the ability of Seller or the Company to consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a) above, “Material Adverse Effect” shall not include any adverse event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts arising from or related to: (i) general economic or political conditions in any of the markets or geographical areas where the Company operates or that affect generally Company in the same or similar industries, (ii) any natural (including weather-related) or man-made disaster, public health crisis, pandemic, act of terrorism, sabotage, cyberattack, military action, war, or any escalation or worsening of any of the foregoing, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in accounting principles, including GAAP, (v) changes in any Laws, (vi) any change that is generally applicable to the industries or markets in which the Company operates, (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement, (viii) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not, for the avoidance of doubt, the underlying cause(s) of any such failure), (ix) any loss of or change in the relationship of the Company with any customers or suppliers, (x) any adverse effect directly or indirectly resulting from or relating to any item disclosed on the Disclosure Schedules, or (xi) the taking by the Company of any action required by this Agreement and the other agreements contemplated hereby, or any action taken at the written request or with the written consent of Buyer.

“Order” means any judgment, order, award, decree, consent, writ, or injunction of any Governmental Entity.

“Ordinary Course of Business” means the conduct of the Business by the Company in a manner consistent with the past custom and practice of the Company, except for such changes to the ordinary course of business resulting from, relating to, or in response to the public health crisis caused by the novel coronavirus known as COVID-19.

“Owned Intellectual Property” means the Intellectual Property owned by the Company.

“Payables” means any amounts owed by the Company for services rendered to the Company or for products provided to the Company, whether evidenced by invoices, purchase orders, installment contracts, or any other medium.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’, and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent as of the Closing Date or which are being contested in good faith, (b) Liens for Taxes, assessments, or other governmental charges that are not delinquent as of the Closing Date or which are being contested in good faith, (c) Liens securing the obligations of the Company under any closing Indebtedness (for which payoff letters have been obtained), (d)  Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (e) zoning, building codes, and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property, (f) any right, interest, Lien, or title of a licensor, sub-licensor, licensee, sublicensee, lessor, or sublessor under any license or lease agreement or in the property being leased or licensed, and (g) other immaterial Liens arising in the Ordinary Course of Business which do not interfere in any material respect with the Company’s ability to own or operate any real property or personal property and are not incurred in connection with the borrowing of money.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity, or group (as defined in the Securities Exchange Act of 1934, as amended).

“Pre-Closing Period” means any taxable period (or portion thereof) that ends on or prior to the Closing Date.

“Receivables” means any monies owed to the Company for services rendered or products provided, whether evidenced by invoices, purchase orders, installment agreements, or any other medium.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Subsidiary” or “Subsidiaries” means, when used with reference to any Person, any other Person (a) of which such Person, or any other Subsidiary of such Person, is a general or managing partner, (b) of which such Person owns or controls, directly or indirectly, capital stock or other equity ownership interests representing more than 50% of the outstanding voting stock or other equity ownership interests, or (c) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax, imposed by any Governmental Entity, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and (b) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to the foregoing.

“Tax Return” means any return, statement, declaration, form, report, or information return or other documentation filed or maintained, or required to be filed or maintained, with respect to or in connection with the assessment or collection of any Taxes, including any schedule or attachment thereto or any amendment thereof.

“Transaction Documents” means this Agreement, and all the other certificates, instruments, and other documents to be executed or delivered by one or more of the parties hereto in connection with the transactions contemplated by this Agreement.

ARTICLE II
THE PURCHASE AND SALE

Section 2.1.    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic exchange of Closing documents, on April 1, 2024 (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.2.    Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, Buyer hereby purchases and acquires from Seller, and Seller hereby sells, conveys, transfers, assigns, and delivers to Buyer, all right, title and interest (record and beneficial) in and to the Shares, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws or regulations). The Aggregate Consideration (as defined below in Section 2.6) does not include the purchase by Buyer by cash payment to Seller for the Closing Cash, Inventory, Receivables, and Payables under Sections 2.3, 2.4 and 2.5, as applicable.

Section 2.3.    Purchase and Sale of Closing Cash. On the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from the Seller, and Seller will sell, convey, transfer, assign, and deliver to Buyer, all right, title, and interest (record and beneficial) in and to Closing Cash, or any portion thereof, free and clear of all liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws or regulations) at the rate of One Dollar and 00/100 ($1.00) for every One Dollar and 00/100 ($1.00) in Closing Cash.

Section 2.4.    Purchase and Sale of Inventory. On the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from the Seller, and Seller will sell, convey, transfer, assign, and deliver to Buyer, all right, title, and interest (record and beneficial) in and to Seller’s Inventory, or any portion thereof, free and clear of all liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws or regulations) at a price for each item of Inventory to be agreed upon between the Parties at least ten (10) business days before the Closing or at a time as otherwise mutually agreed by the Parties.

Section 2.5.    Purchase and Sale of Receivables and Credit for Payables. On the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from the Seller, and Seller will sell, convey, transfer, assign, and deliver to Buyer, all right, title, and interest (record and beneficial) in and to Receivables, or any portion thereof, free and clear of all liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws or regulations) at a rate of One Dollar and 00/100 ($1.00) for every One Dollar and 00/100 ($1.00) in Receivables. The Buyer shall receive a pre-closing adjustment in the form of a credit for Payables at the rate of at a rate of One Dollar and 00/100 ($1.00) for every One Dollar and 00/100 ($1.00) in Payables.

Section 2.6.    Consideration. On the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid by Buyer to Seller for the Shares is equal to SEVEN HUNDRED SIXTY THOUSAND AND 00/100 DOLLARS ($760,000.00) (the “Aggregate Consideration”) payable as follows: (a) SIX HUNDRED SIXTY THOUSAND AND 00/100 DOLLARS ($660,000) paid at the Closing and (b) ONE HUNDRED THOUSAND DOLLARS ($100,000) paid upon delivery by Seller to Buyer of the Company’s audited financial statements as contemplated by Section 6.1(c) of this Agreement (the “Delayed Payment”), in each instance in immediately available funds by wire transfer to the Seller’s account. In the event that Buyer does not timely remit the Delayed Payment to Seller, (i) the outstanding balance shall bear interest at a rate equal to twelve percent (12%) per annum, (ii) Seller may employ an attorney to enforce Seller’s rights and remedies for such default and (iii) Buyer hereby agrees to pay to Seller reasonable attorney’s fees, plus all other reasonable expenses incurred by Seller in exercising any of Seller’s rights and remedies upon such a default.

Section 2.7.    Post-Closing Adjustment.

(a)    If the Audit Adjustment, as defined below, results in (i) reductions to the total amount of pre-audit Closing Cash or Receivables, or (ii) increases to the Payables, then the Consideration shall be adjusted accordingly at a rate of Dollar per Dollar.

(b)    Within ninety (90) days of the Closing Date, Buyer shall provide Seller with any audit adjustment statements and all attachments thereto (the “Audit Adjustment”), setting forth the proposed reductions to the total amount of pre-audit Inventory, Closing Cash or Receivables, or the proposed increases to the Payables. Seller shall notify Buyer of any objections to the Audit Adjustment within thirty (30) days of Seller’s receipt of the Audit Adjustment. If Seller does not notify Buyer of Seller’s objections to the Audit Adjustment within such thirty-day period, the Audit Adjustment shall be final and binding on Buyer and Seller. If Seller timely notifies Buyer of any objections to the Audit Adjustment, Buyer and Seller shall endeavor to resolve such objections in good faith within thirty (30) days of Seller providing notice of such objections. If Buyer and Seller fail to reach an agreement with respect to the Audit Adjustment within such thirty (30) day period, Buyer and Seller shall engage a nationally recognized independent public accounting firm mutually agreed upon by Buyer and Seller, other than any such firm that currently provides services to Seller, Buyer, or any of their Affiliates (the “Independent Auditor”) and shall submit such dispute to the Independent Auditor. The Independent Auditor shall determine only those matters in dispute and shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and the resolution as to the disputed matters and the written report of the Audit Adjustment shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Auditor in relation to the Audit Adjustment shall be allocated equally between the parties.

Section 2.8.    Payments and Deliverables.

(a)    Buyer Payment. At the Closing, Buyer shall pay to Seller the Aggregate Consideration and the amounts under Sections 2.3, 2.4 and 2.5 in immediately available funds by wire transfer to Seller’s account.

(b)    Buyer Deliverables. At the Closing and in addition to the payment pursuant to Section 2.8(a), Buyer shall deliver to Seller, or cause to be delivered, each of the following:

(i)    Buyer’s Lease, duly executed by Buyer;

(ii)    a Written Consent Resolution, dated as of the Closing Date, signed by an Authorized Representative of the Buyer, certifying that attached thereto is a complete and correct copy all requisite resolutions adopted by Buyer approving this Agreement and the consummation of the transactions contemplated hereby; and

(iii)         a Consulting Agreement between Buyer and Seller in a form acceptable to Buyer and Seller, duly executed by Buyer (the “Consulting Agreement”).

(c)    Seller Deliverables. At the Closing, Seller and/or the Company, as applicable, shall deliver to Buyer each of the following:

(i)    stock certificates evidencing all of the Shares, accompanied by appropriate stock powers or other instruments of transfer duly executed in blank with respect to all such stock certificates;

(ii)    the Buyer’s Lease, duly executed by Seller;

(iii)    the Consulting Agreement, duly executed by Seller; and

(iv)    a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying that attached thereto are complete and correct copies of (A) the Company’s Governing Documents and (B) all requisite resolutions adopted by the Company’s board of directors approving this Agreement and the consummation of the transactions contemplated hereby.

Section 2.9.    Excluded Assets. Notwithstanding any other provision of this Agreement, it is understood and agreed that Seller shall retain ownership of, and as applicable remove from the Company and/or its premises prior to Closing, the assets set forth on Section 2.9 of the Disclosure Schedule (the “Excluded Assets”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule, the Seller represents and warrants to Buyer with respect to the Company as follows:

Section 3.1.    Organization and Authority.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now conducted.

(b)    The Company is duly qualified and licensed and in good standing in each foreign jurisdiction in which any property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed, or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2.    Authority Relative to the Transaction Documents. The Seller has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Seller is a party, when executed and delivered by or on behalf of the Seller, shall constitute the valid and legally binding obligations of the Seller enforceable against him and the Company, as applicable, in accordance with their respective terms, subject, in each case, to the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, whether at law or in equity (the “Enforceability Exception”).

Section 3.3.    Consents and Approvals; No Violations.

(a)    Except for filings, permits, authorizations, consents and approvals set forth on Section 3.3(a) of the Disclosure Schedule, no filing with or notice to, and no Governmental Approval is necessary to be obtained by the Company in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such Governmental Approval would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole, or prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated hereby.

(b)    Except as set forth on Section 3.3(b) of the Disclosure Schedule, neither the execution, delivery, and performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Governing Documents of the Company, (ii) result in a material violation or material breach of, constitute a material default under, or give rise to any right of termination, amendment, cancellation, or acceleration under (with or without notice or lapse of time or both), any Material Contract or material Governmental Approval of the Company, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets of the Company, or (iv) violate in any material respect any Law applicable to the Company or its properties or assets, except, in the cases of clauses (ii), (iii) or (iv) above, for any such violations, losses, defaults, amendments, terminations or Liens that would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole.

Section 3.4.    Capitalization.

(a)    Section 3.4(a) of the Disclosure Schedule lists the amount of the Company’s authorized shares of capital stock and the amount of its issued and outstanding shares of capital stock. Except as set forth on Section 3.4(a) of the Disclosure Schedule, there are no shares of capital stock of the Company of any class authorized, issued, or outstanding. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. None of the capital stock of the Company is subject to, or was issued in violation of, any preemptive rights or any other third-party rights created by statute, the Governing Documents, or any agreement to which the Company is a party or by which it is bound.

(b)    Except for the transactions contemplated by this Agreement and as listed in Section 3.4(b) of the Disclosure Schedule, (i) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions, or other rights, agreements, arrangements, or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, or cause to be issued, transferred, or sold, any shares of capital stock or other equity interest of the Company or securities convertible into or exchangeable for such shares, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement, or commitment; and (ii) there are no outstanding contractual obligations (contingent or otherwise) of the Company to repurchase, redeem, or otherwise acquire any capital stock of the Company, to make any payments based on the market price or value of shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

Section 3.5.    Subsidiaries.  The Company does not have any Subsidiaries and does not otherwise own, directly or indirectly, any shares of capital stock or any membership, ownership equity, profits, voting, or other interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture, or other business entity or have any ongoing obligation to purchase any shares of capital stock or any membership, ownership, equity, or other interest with respect thereto.

Section 3.6.    Financial Statements.  (a)    Section 3.6(a) of the Disclosure Schedule sets forth correct and complete copies of the unaudited balance sheet of the Company as of December 31, 2022 and December 31, 2023 (the “Most Recent Balance Sheet Date”), and the related statements of income for the Company for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 (collectively, the “Financial Statements”).

(b)    Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Financial Statements (i) have been prepared based upon the information contained in the books and records of the Company (except as may otherwise be indicated in the notes thereto), (ii) have been prepared on a consistent basis with the Company’s historical accounting principles, methods and practices used in preparing the Financial Statements (subject, in the case of the Interim Financial Statements, to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments), and (iii) fairly present, in all material respects, the financial position of the Company (taken as a whole) as of the respective dates thereof and the results of operations and cash flows of the Company for the periods referred to therein.

Section 3.7.    No Undisclosed Liabilities. There are no Liabilities of the Company that would be required to be disclosed in accordance with GAAP on a regularly prepared balance sheet of the Company, other than Liabilities (a) disclosed in the Disclosure Schedule, (b) disclosed in the Interim Financial Statements, or (c) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

Section 3.8.    Compliance With Laws. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company is in compliance, in all material respects, with all Laws applicable to the Company; provided, however, that this Section 3.8 does not apply to representations and warranties covering compliance with Law set forth specifically in Section 3.12 (Employee Benefit Plans), Section 3.13 (Employment and Labor Matters), Section 3.14 (Environmental Matters), and Section 3.15 (Tax Matters).

Section 3.9.    Absence of Certain Changes. During the period from and after the Most Recent Balance Sheet Date and prior to the date hereof, except as set forth in Section 3.9 of the Disclosure Schedule, (a) there has not been any event, change, circumstance, occurrence, effect, state of facts, development, or condition that has had, individually or in the aggregate, a Material Adverse Effect; and (b) the Company has not taken any of the following actions:

(i)    permitted any material change in the methods of maintaining the books, accounts or business records of the Company, except as required by GAAP or applicable Law, or changed any of the accounting principles of the Company or the methods by which such principles are applied for Tax or financial reporting purposes;

(ii)    made any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any material Taxes;

(iii)    settled or initiated any Legal Proceeding by or against the Company that would reasonably be expected to involve amounts in dispute in excess of $10,000, individually, or the imposition of any equitable relief;

(iv)    terminated (except at the anticipated expiration thereof) or made any material amendment to any of the Material Contracts, or reduced or waived any material payment or right thereunder, except, in each case, in the Ordinary Course of Business;

(v)    acquired, by merging or consolidating with, or purchase equity securities in or a substantial portion of the assets of, whether in a single transaction or a series of related transactions, any Person; or

(vi)    sold, leased, licensed, pledged or otherwise disposed of or encumbered any material assets of the Company, other than in the Ordinary Course of Business.

Section 3.10.    Property.

(a)    Owned Real Property. The Company does not own any real property.

(b)    Leased Real Property. Section 3.10(b) of the Disclosure Schedule sets forth a complete and correct list of all material real property leased, subleased, or otherwise used or occupied by the Company, including the names of each of the parties to such Lease and the address of the applicable property (the “Real Property”).

(c)    Personal Property. Except as set forth in Section 3.10(c) of the Disclosure Schedule, the Company has good and valid title to, or a valid leasehold or licensed interest in, all of the material tangible assets used in the conduct of the Business, in each case free and clear of all Liens, other than Permitted Liens. All of the leasehold improvements, computers, material items of equipment and other material tangible assets owned by the Company that are necessary for the conduct of the Business, taken as a whole, are in working condition, in all material respects, ordinary wear and tear excepted.

Section 3.11.    Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no judicial or administrative actions, suits, investigations, mediations, arbitrations, or other legal proceedings (collectively, “Legal Proceedings”) or Orders pending or, to the Knowledge of Seller, threatened against the Company, in each case, involving potential claims in excess of $10,000, individually.

Section 3.12.    Employee Benefit Plans.

(a)    No Benefit Plan that is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or Section 303 of ERISA or Section 412 or Section 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, would have any liability to Buyer.

(b)    There are no Benefit Plans which promise or provide health, life or other welfare benefits to Business Employees following termination of employment or other service, or which provide severance benefits to Business Employees, except as otherwise required by Section 4980B of the Code or comparable state statute which provides for continuing health care coverage, that would have any liability to Buyer.

Section 3.13.    Employment and Labor Matters.  Except as set forth in Section 3.13 of the Disclosure Schedule:

(a)    The Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any employees of the Company (collectively, the “Business Employees”), accrued through the date hereof and will pay or make provision for payment for such salaries and wages for such Business Employees through the Closing Date.

(b)    (i) None of the Business Employees are represented by any labor union or other labor representative with respect to his or her employment with the Company; (ii) there are no labor, collective bargaining agreements or similar arrangements binding on the Company with respect to any Business Employees; (iii) to the Knowledge of Seller, no petition has been filed nor has any proceeding been instituted by any Business Employee or group of Business Employees with the National Labor Relations Board or similar Governmental Entity seeking recognition of a collective bargaining agreement; (iv) there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Business Employees; (v) since January 1, 2022, there have not occurred any strikes, slow-downs, picketing, work stoppages, or concerted refusals to work or other similar labor activities with respect to Business Employees; and (vi) no material grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Knowledge of Seller, threatened.

(c)    The Company is, and, since January 1, 2022, has been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices, workers’ compensation, worker health and safety, worker classification, wages and hours, civil rights, work authorization, and the withholding and payment of social security and other Taxes.

(d)    Since January 1, 2022, the Company has not effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Person; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of such Person.

(e)    Notwithstanding any other provision of this Agreement, this Section 3.13 sets forth the sole and exclusive representations and warranties of the Company with respect to any matters under employment and labor Laws.

Section 3.14.    Environmental Matters. Except as set forth on Section 3.14 of the Disclosure Schedule:

(a)    To the knowledge of Seller, the Company currently is, and has been since January 1, 2022, in compliance, in all material respects, with all applicable Environmental Laws.

(b)    To the knowledge of Seller, none of the following exists in any material quantity at any property or facility owned, leased, or operated by the Company: (i) underground storage tanks; (ii) friable asbestos-containing material; or (iii) materials or equipment labelled as containing polychlorinated biphenyls.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Company relating to material noncompliance with, or material Liabilities pursuant to, Environmental Laws.

(d)    Notwithstanding any other provision of this Agreement, this Section 3.14 sets forth the sole and exclusive representations and warranties of the Company with respect to any matters under Environmental Laws.

Section 3.15.    Tax Matters. Except as set forth on Section 3.15 of the Disclosure Schedule:

(a)    The Company has timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects, and the Company has timely paid all material Taxes shown as due on such Tax Returns or otherwise due, or has adequately provided for such Taxes on the Financial Statements.

(b)    There are no Liens relating to Taxes upon the assets of the Company other than Permitted Liens.

(c)    There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of the Company nor has the Company received written notice from any Governmental Entity regarding any such audit or other proceeding.

(d)    The Company has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof and has timely and properly withheld from and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e)    The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(f)    No claim or deficiency against the Company for the assessment or collection of any Tax has been asserted or proposed in writing, other than claims or deficiencies which have been settled with all amounts determined to have been due and payable having been timely paid.

(g)    Except as set forth in Section 3.15(g) of the Disclosure Schedule, no written claim has been received by the Company from a Governmental Entity in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to Taxes imposed by that jurisdiction.

(h)    The Company is not currently subject to any agreement, waiver, or other document extending or waiving the period for assessment or collection of any Taxes.

(i)    The Company has not participated in any listed transaction as defined under Treasury Regulations Section 1.6011-4(b).

(j)    The Company (i) is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar affiliated, consolidated, combined or unitary group defined under any similar provision of non-US state or local Law), other than the group of corporations, the common parent of which is Seller, (ii) have no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than a Contract the primary purpose of which is not related to Taxes), and (iii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation, Tax distribution, Tax gross-up, or similar agreement, other than commercial agreements the principal purpose of which is not related to Taxes.

(k)    The Company is not required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (iii) improper use of accounting method or change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law).

(l)    Notwithstanding anything in this Agreement to the contrary, all representations and warranties regarding Taxes, Tax Returns, and other matters relating to Taxes are limited to those representations and warranties set forth in this Section 3.15. No representation or warranty contained in this Section 3.15 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date or the amount, value or condition of, or any limitations on, any Tax asset or attribute with respect to such taxable periods.

Section 3.16.    Material Contracts.

(a)    Section 3.16(a) of the Disclosure Schedule sets forth, by applicable subsection a correct and complete list of all Contracts to which the Company is a party, which are currently in effect, of a type listed below (the “Material Contracts”):

(i)    any Contract relating to products or services involving annual payments to the Company in excess of $100,000 individually;

(ii)    any Lease;

(iii)    any Contract or group of related Contracts involving, or reasonably expected to involve, an annual commitment, on a going-forward basis (excluding, for the avoidance of doubt, expired or terminated purchase orders or statements of work), by any party thereto of more than $20,000, individually;

(iv)    any Contract that relates to Indebtedness;

(v)    any Contract relating to the lease of personal property used by the Company involving annual payments by the Company in excess of $10,000 individually;

(vi)    any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets or properties of the Company;

(vii)    any collective bargaining agreement or Contract with any labor union;

(viii)    any Contract relating to any acquisition or disposition of equity interests or business or material assets of any other Person by the Company since January 1, 2020;

(ix)    any Contract between the Company, on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or by such Person (other than commercially available “off-the-shelf” software) involving aggregate annual payments by any party thereto in excess of $10,000;

(x)    any joint venture, strategic alliance, partnership, or similar Contract with any other Person involving annual payments by any party thereto in excess of $10,000 individually;

(xi)    any Contract between or among the Company, on the one hand, and Seller or any director, manager, partner, or officer (or any of their Affiliates) of the Company (or in the case of any such Person who is an individual, any member of his or her immediate family), on the other hand (other than customary Contracts relating to employment, reimbursement for business expenses in the Ordinary Course of Business or benefits under the Benefit Plans);

(xii)    any Contract for capital expenditures requiring remaining aggregate future payments in excess of $10,000; and

(xiii)    any Contract limiting the freedom of the Company to engage in any line of business, sell any product, acquire any entity, or compete with any Person in any market or geographical area.

(b)    The Company has made available to Buyer a correct and complete copy of each Material Contract, together with all legally binding, written modifications, schedules, or supplements thereto. Each Material Contract is valid, binding, and enforceable against the Company and, to the Knowledge of Seller, against each other Person party thereto in accordance with its terms (subject to the Enforceability Exception) and is in full force and effect.  The Company has performed all of the material obligations required to be performed by it pursuant to each Material Contract to which it is a party and the Company is not in material breach or default under such Material Contract.  To the Knowledge of Seller, no other party to any of the Material Contracts is in material default thereunder. The Company have not made a binding waiver of any material rights under any of the Material Contracts or modified any material terms thereof other than as set forth in the Material Contracts made available to Buyer.

Section 3.17.    Intellectual Property.

(a)     Section 3.17(a) of the Disclosure Schedule sets forth a correct and complete list of all Owned Intellectual Property issued by, registered with, renewed by, or the subject of a pending application before any Governmental Entity owned by the Company (the “Registered Intellectual Property”), indicating for each such item, as applicable, the registration number and the applicable filing jurisdiction.

(b)    The Company owns all right, title, and interest in and to the Registered Intellectual Property, free and clear of all Liens, other than Permitted Liens. The Registered Intellectual Property is subsisting and, to the Knowledge of Seller, the Registered Intellectual Property is enforceable and is not subject to any outstanding Order or proceeding with a Governmental Entity materially adversely affecting the Company’s use thereof or rights thereto. There are no material royalties, fees, honoraria, or other payments payable by the Company to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution, or other disposition of the Registered Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

(c)    The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and confidential know-how.

(d)    To the Knowledge of Seller, the conduct of the Business does not materially infringe, misappropriate, or otherwise violate the Intellectual Property rights of any third party. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation, or use of any Owned Intellectual Property. To the Knowledge of Seller, no Person is materially infringing, misappropriating, or otherwise violating any Owned Intellectual Property right.

Section 3.18.    Customers and Suppliers.

(a)    Section 3.18(a) of the Disclosure Schedule sets forth a list of the ten (10) largest customers of the Company for the twelve-month period ending December 31, 2022 (determined on the basis of the total dollar amount of net sales to each such customer) (collectively, the “Top Customers”), showing the total dollar amount of sales to each such customer during such period. Except as set forth in Section 3.18(a), no Top Customer has notified the Company in writing that it intends to stop or materially decrease the rate of business done with the Company, except for changes in the Ordinary Course of Business.

(b)    Section 3.18(b) of the Disclosure Schedule sets forth a list of the eight (8) largest suppliers of the Company for the twelve-month period ending December 31, 2022 (determined on the basis of the total dollar amount of purchases from each such supplier) (collectively, the “Top Suppliers”), showing the total dollar amount of purchases from each such supplier during such period. Except as set forth in Section 3.18(b) of the Disclosure Schedule, no Top Supplier has notified the Company in writing that it intends to stop or materially decrease the rate of business done with the Company, except for changes in the Ordinary Course of Business.

Section 3.19.    Brokers.  Except for Grow Solutions LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or Seller. Any and all commission or expense due to Grow Solutions LLC shall be paid by the Seller.

Section 3.20.    No Other Representations and Warranties.  Except for the representations and warranties contained in Article III, none of the Company, Seller or any other Person makes any express or implied representation or warranty with respect to the Business or the Company or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Company and Seller hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties contained in Article III, none of the Company, Seller, or any other Person makes or has made any representation or warranty to Buyer or any of its Representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Business or the Company or its respective businesses or operations or (b) any oral or written information furnished or made available to Buyer or any of its Representatives in the course of their due diligence investigation of the Company, the Business, the negotiation of the Transaction Documents, or the consummation of the transactions contemplated thereby, including the accuracy, completeness, or currency thereof, and none of the Company, Seller or any other Person shall have any liability to Buyer or any other Person in respect of such information, including any subsequent use of such information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 4.1.    Capacity. Seller is an individual and has the requisite mental capacity to execute this Agreement and all Transaction Documents.

Section 4.2.    Authority Relative to the Transaction Documents. Seller has all requisite power and authority to enter into this Agreement and each other Transaction Document to which he is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each Transaction Document to which Seller is a party, and the consummation of the transactions contemplated hereby or thereby require no approval or consent from anyone other than the Seller and/or the Company. This Agreement and each of the Transaction Documents to which Seller is a party, when executed and delivered by or on behalf of Seller and all other parties thereto, shall constitute the valid and legally binding obligation of Seller enforceable against it in accordance with its respective terms, subject to the Enforceability Exception.

Section 4.3.    Shares. Seller owns, beneficially and of record, all of the Shares, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities Laws or regulations). There are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by Seller of the Shares, or beneficial ownership of the Shares.

Section 4.4.    Consents and Approvals; No Violations.

(a)    Except as set forth on Section 4.4(a) of the Disclosure Schedule, no filing with or notice to, and no Governmental Approval is necessary for the execution and delivery by Seller of this Agreement or any of the Transaction Documents to which he is a party, except where the failure to obtain such permit, authorization, consent, license, exemption, order or approval, or to make such filing or notification, would not reasonably be expected to materially delay or materially impede the ability of Seller to perform their obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby.

(b)    Except as set forth on Section 4.4(b) of the Disclosure Schedule, neither the execution, delivery, or performance by Seller of this Agreement or any other Transaction Document to which he is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) result in the creation or imposition of any Lien (other than restrictions imposed on transfer under applicable federal and/or state securities Laws or regulations) on any Shares, or (ii) violate in any material respect any Law applicable to Seller or his properties or assets, except, in the cases of clauses (i) or (ii) above, for any such violations, losses, defaults, accelerations, terminations, cancellations, or Liens that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impede the ability of Seller to perform his obligations under the Transaction Documents to which he is a party or to consummate the transactions contemplated thereby.

Section 4.5.    Litigation. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened, against Seller that would, individually or in the aggregate, materially delay or materially impede the ability of Seller to perform his obligations under this Agreement or the other Transaction Documents to which he is a party or to consummate the transactions contemplated hereby or thereby.

Section 4.6.    Brokers. Except for Grow Solutions LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller or the Company.

Section 4.7.    No Other Representations and Warranties. Except for the representations and warranties contained in Article IV, Seller does not make any express or implied representations or warranties with respect to Seller, including his ownership of the Shares, his ability to sell the Shares or otherwise, and Seller hereby disclaims any such other representations or warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1.    Organization and Authority.

(a)    Buyer is a corporation duly organized and validly existing under the Laws of the State of Nevada and has all requisite power and authority to own, lease and operate their properties and to carry on its businesses as now conducted.

(b)    Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be duly licensed or in good standing would not have individually or in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

Section 5.2.    Authority Relative to the Transaction Documents. Buyer has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which Buyer is a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all requisite corporate action of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party, when executed and delivered by or on behalf of Buyer and all other parties thereto, shall constitute the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, subject to the Enforceability Exception.

Section 5.3.    Brokers. Except for Kraken Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates. Any and all commission or expense due to Kraken Advisors, LLC shall be paid by Buyer.

Section 5.4.    Consents and Approvals; No Violation.

(a)    Except as set forth on Section 5.4(a) of the Disclosure Schedule, no filing with or notice to, and no Governmental Approval is necessary for the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby and thereby, except where the failure to obtain such permit, authorization, consent, license, exemption, order or approval, or to make such filing or notification, would not reasonably be expected to materially delay or materially impede the ability of Buyer to perform its obligations thereunder or to consummate the transactions contemplated thereby.

(b)    Neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Governing Documents of Buyer, or (ii)  violate, in any material respect, any Law applicable to Buyer or its properties or assets except for any such violations, losses, defaults, accelerations, terminations, cancellations or Liens that, individually, or in the aggregate, are not reasonably expected to materially delay or materially impede the ability of Buyer to consummate the transactions contemplated hereby.

Section 5.5.    Litigation. There is no Legal Proceeding against Buyer pending or, to the knowledge of Buyer, threatened, that would, individually or in the aggregate, materially delay or materially impede the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 5.6.    Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with any immediate view to the distribution thereof.

Section 5.7.    Financing. Buyer has immediately available funds sufficient to pay the amounts required to be paid by Buyer pursuant to Article II and to affect all other transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.8.    Solvency.  Buyer is not entering into this Agreement with the intent to hinder, delay, or defraud present or future creditors. After giving effect to this Agreement and the transactions contemplated hereby, Buyer (and its Affiliates) (a) will be solvent (in that both the fair value of Buyer’s or such Affiliate’s assets will not be less than the sum of its debts and that the present fair saleable value of Buyer’s or such Affiliate’s assets will not be less than the amount required to pay its probably liabilities on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business, and (c) will not have incurred, and does not plan to incur, debts beyond Buyer’s or such Affiliate’s ability to pay as they become absolute and matured.

Section 5.9.    No Other Representations and Warranties. Except for the representations and warranties contained in Article V, Buyer does not make any express or implied representation or warranty with respect to Buyer or its assets, operations, liabilities, condition (financial or otherwise), or prospects, and Buyer hereby disclaims any such other representations or warranties.

Section 5.10.    Acknowledgment by Buyer. Buyer is an informed and sophisticated purchaser familiar with the transactions similar to those contemplated by this Agreement and is experienced in the evaluation and purchase of enterprises such as the Business. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, (b) has been afforded the opportunity to ask questions of the officers and management employees of the Company, and (c) has been furnished with or been given sufficient access to such documents, information and records concerning the Company and its business, financial condition and operations as Buyer has requested and as it deems necessary or desirable to enter into this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties contained in Article III and Article IV. Except for the representations and warranties contained in Article III and Article IV, Buyer acknowledges that none of Seller, the Company, or any other Person or entity on behalf of Seller or the Company have made, and Buyer has not relied upon, (a) any covenants, representations, or warranties, whether express or implied, with respect to Seller or the Company or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans, or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or (b) any other information or documents made available to Buyer or its Representatives with respect to Seller or the Company, including the information contained in the confidential memorandum furnished to Buyer and its Representatives on behalf of the Company (including any estimates, predictions, projections, or forecasts, or any budgets contained therein) or otherwise made available by the Company or its Representatives to Buyer or its Representatives concerning future revenues, expenses, expenditures, or results of operations of the Company.

Section 5.11.    Current Employees of the Company. Buyer hereby represents and warrants to Seller that the current employees of the Company listed on Exhibit B shall remain employed with the Company after Closing under the terms and conditions of the existing employment arrangements, including compensation and benefits, of such employees as of the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATION TO CONSUMMATE THE TRANSACTION

Section 6.1.    Conditions Precedent. The obligation of the parties to consummate the transaction contemplated hereby shall be expressly conditioned upon the satisfaction or waiver of the following conditions:

(a)    Completion to Buyer’s satisfaction of the due diligence review of the operational and financial condition of the Company.

(b)    The Approval of the Buyer’s Board of Directors.

(c)    The Company’s appointment of an accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”), and paid by the Seller for the preparation of audited financial statements of the Company for fiscal years 2022 and 2023, together with unaudited financial statements for the applicable 2024 interim period.

(d)    Termination of the Commercial Lease.

(e)    The execution of Buyer’s Lease for the Company’s continued occupation of the real property located at 2727 Old Elm Hill Pike, Nashville, Tennessee, 37214.

(f)    Pursuant to Section 214 of the Communications Act of 1934, as amended, the approval by the Federal Communications Commission of the Joint Application for Consent to Transfer of Control of Outfitter Satellite, Inc. to Nextplat Corp. (the “FCC Approval”). The fees and expenses of the FCC Approval shall be allocated equally between the parties; provided, however, that Buyer’s allocation shall not exceed five thousand dollars ($5,000).

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1.    Access and Information. Buyer shall (a) use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company that relate to Pre-Closing Periods or Straddle Periods for a period of six (6) years after Closing, to the extent that such records are in the Company’s possession as of Closing.

Section 7.2.    Tax Matters.

(a)    Company Tax Returns. The Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed, at the Seller’s expense, all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date for which returns are pending (such Tax Returns, the “Pre-Closing Period Tax Returns”) and for all taxable periods which begin on or before and end after the Closing Date (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”). Except as otherwise required by applicable Law, the Seller shall prepare for the Company and file such Pre-Closing Period Tax Returns and the Straddle Period Tax Returns in a manner consistent with the prior practices of the Company. The Seller, on behalf of the Company, shall timely pay all Taxes due as reflected on such Pre-Closing Period Tax Returns and Straddle Period Tax Returns.

(b)    Apportionment of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, payments or receipts, or payroll of the Company for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)    Post-Closing Actions. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, the Company shall not, with respect to the Company: (i) amend, refile or otherwise modify any Tax Return relating in whole or in part to a Pre-Closing Period or Straddle Period, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax that relates to a Pre-Closing Period or Straddle Period, (iii) apply to any Governmental Entity for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any Governmental Entity, with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Period or Straddle Period, (iv) report any Tax deduction related to the Indebtedness or any compensatory amounts or transaction expenses that are paid or accrued on or before the Closing Date on any Tax Return of the Company, Buyer, or their respective Affiliates for any taxable period or portion of a Straddle Period beginning after the Closing Date, (v) make or change any Tax election of the Company for a Pre-Closing Period or Straddle Period, or (vi) take any action or enter into any transaction with respect to the Company that would result in any increased liability for Taxes of Seller or the Company with respect to any Pre-Closing Period or Straddle Period.

(d)    Cooperation. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.2 and any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim that relates to the Taxes of the Company (a “Tax Proceeding”). Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, execution of powers of attorney, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(e)    Tax Proceedings. If the Company receives notice of any Tax Proceeding for a Pre-Closing Period or a Straddle Period which (depending upon its resolution) could affect the liability for Taxes of Seller, Buyer shall (i) promptly inform Seller of such notice, and (ii) allow Seller to manage, control and defend (at its sole expense) such audit or inquiry; provided, however, that if any such Tax Proceeding could have an adverse and material effect on the Company for any taxable period beginning on or after the day after the Closing Date, Seller may not settle such matter without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)    Transfer Taxes. Any sales, use, stock transfer, stamp, value added or similar transfer Tax (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne by Buyer. The Buyer shall duly and timely prepare and file any Tax Return relating to such Taxes. Buyer shall give Seller a copy of each such Tax Return for Seller’s review and comments at least fifteen (15) Business Days prior to the due date for filing and shall give Seller a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable, within five (5) days after filing such Tax Return.

(g)    Tax Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Period (such amounts of refunds, credits, or offsets of Taxes referred to herein as “Refunds,” “Credits,” and “Offsets”) shall be for the account of Seller. The amount or economic benefit of any Refund, Credit, or Offset of the Company for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 7.2(b).  Buyer shall promptly pay or cause to be paid to Seller,f pro rata, any such Refund and the dollar value of any such Credit or Offset promptly after the applicable Refund is received or applicable Credit or Offset is actually applied to reduce the Tax liability of the Company or Buyer.

Section 7.3.    Public Announcements.  Seller acknowledge that Buyer may be required by Law to make a public announcement relating to this Agreement or the transactions contemplated hereby, and any such public announcement made by Buyer shall not be a default under this Agreement or any Transaction Document.

Section 7.4.     Employees; Employee Benefits.

(a)    Buyer shall give each Business Employee full credit for purposes of eligibility, vesting, and determination of benefits (including, for purposes of vacation and severance) under the benefit plans maintained by Buyer or its Affiliates for such Business Employees’ service with the Company to the same extent recognized by the Company immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(b)    The provisions contained in this Section 7.4 are included for the sole benefit of the parties hereto and nothing in this Section 7.4, whether express or implied, shall (i) create any third-party beneficiary or other rights in any other Person, including any current or former employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Benefit Plans or benefit plans or agreements of Buyer or (iii) limit the ability of Buyer or the Company to terminate the employment of any Business Employee at any time.

Section 7.5.    Additional Efforts. Following the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including without limitation, post-closing cooperation by the parties regarding the Federal Communications Commission’s 499 filings associated with periods prior to closing.

ARTICLE VIII
INDEMNIFICATION

Section 8.1.    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. Each covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.2.    Indemnification By Seller.  Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement.

Section 8.3.    Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.4.    Certain Limitations.  The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party". The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) or Section 8.3(a) exceeds $20,000.00 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a) or Section 8.3(a) as the case may be, shall not exceed $75,000.00. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(b) or 8.3(b) as the case may be, shall not exceed the Purchase Price.

(c)    Payments by an Indemnifying Party pursuant to Section 8.2(a) or Section 8.3(a) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)    Payments by an Indemnifying Party pursuant to Section 8.2 and Section 8.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party.

(e)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)    Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.5.    Indemnification Procedures.

(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 9.13) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third-Party Claim without a financial obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6.    Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Consideration for Tax purposes, unless otherwise required by Law.

Section 8.7.    Exclusive Remedies.  Subject to Section 9.15, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.15 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE IX
MISCELLANEOUS

Section 9.1.    Termination; Effect of Termination.

(a)    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated before a Closing (i) by mutual written agreement of Seller and Buyer; (ii) by Seller in the event of a material breach of this Agreement by Buyer; (iii) by Buyer in the event of a material breach of this Agreement by Seller; or (iv) by either party in the event the Closing has not occurred on or before April 1, 2024.

(b)    Effect of Termination. In the event of termination of this Agreement by Buyer or Seller as provided above, this Agreement shall forthwith have no further legal force or effect and there shall be no liability on the part of any party hereto except as set forth in Section 9.13.

Section 9.2.    Fees and Expenses. Unless otherwise specifically provided pursuant to this Agreement, whether or not the Closing occurs, all expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.3.    Entire Agreement; Amendment; Assignment.

(a)    This Agreement (including the schedules and exhibits hereto and the Confidentiality Agreement) and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)    This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing executed by the Company, Seller, and Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(c)    No party may assign this Agreement, or any of the rights, interests, or obligations hereunder, by operation of Law (including by merger or consolidation) or otherwise, without the prior written consent of the other parties hereto. Any assignment in violation of the preceding sentence shall be void.

Section 9.4.    Waiver. Any agreement on the part of any party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in a writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 9.5.    Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed effectively given (a) if delivered by the recipient personally, effective when delivered, or (b) if sent by electronic transmission, when receipt is acknowledged; provided, however, that if receipt is acknowledged after normal business hours of the recipient, notice shall be deemed to have been given on the next business day, (c) if delivered by express delivery service, effective when delivery has been signed for or otherwise acknowledged by standard process, or (d) if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Buyer:	NextPlat Corp., a Nevada corporation
3250 Mary Street, Suite 410
Miami, Florida 33131
Attn: David Phipps
Email: dphipps@nextplat.com
Attn: David Phipps

with a copy to (which shall not constitute notice to Buyer):

Richard L. Barbara, P.A.
224 Palermo Avenue
Coral Gables, Florida 33134
Attn: Richard L. Barbara, Esq.
Email: rbarbara@rlbpa.com

if to Seller:

Mr. James T. McKinley
129 Cherry Branch Lane
Old Hickory, Tennessee 37138
Email: jim.mckinley@outfittesatellite.com
jimmcki@gmail.com

with a copy to (which shall not constitute notice to Seller):

Sherrard Roe Voigt & Harbison, PLC 150 3rd Avenue South, Suite 1100 Nashville, Tennessee 37201 Attn: Gregory J. Pease, Esq.; Lindsay Dial, Esq. Email: gpease@srvhlaw.com; ldial@srvhlaw.com or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Notice given by a party’s counsel to the other party shall be considered notice given by the party represented by such party’s counsel.

Section 9.6.    Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)    The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, excluding any rule or principle that might refer the governance or the construction of this Agreement to the Laws of another jurisdiction. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

(b)    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN MIAMI-DADE COUNTY, STATE OF FLORIDA WHICH SHALL SERVE AS THE EXCLUSIVE VENUE TO THE EXCLUSION OF ALL OTHERS, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH THEREIN), AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF IS INCONVENIENT OR MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF FLORIDA DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT. THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH THEREIN IN THE CASE OF THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT). EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.5, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 9.7.    Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

Section 9.8.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.10.    Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic means (including .pdf) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means (including .pdf, DocuSign or similar) shall be deemed to be their original signatures for any purposes whatsoever.

Section 9.11.    Interpretation; Disclosure Schedule.

(a)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns contained in this Agreement encompass the masculine as well as the feminine and neuter genders of such terms. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument, or Law, as from time to time, amended, qualified or supplemented, including (in the case of Contracts and instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The reference to “$” or “Dollars” shall be United States Dollars.

(b)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(c)    The Disclosure Schedule shall be construed with and as an integral part of this Agreement, to the same extent as if it were set forth verbatim herein. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive; provided, that, disclosure of an item in the Disclosure Schedule in response to one section of this Agreement shall constitute disclosure and response in the Disclosure Schedule to every section of this Agreement to which its application is reasonably apparent from a reading of the disclosure, notwithstanding the fact that no express cross-reference is made. For all purposes of this Agreement, the Disclosure Schedule shall be deemed to include all information contained in any such supplement or amendment thereto. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Seller or the Company. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller or the Company, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Section 9.12.    Time of Essence. The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 9.13.    Confidentiality.

(a)    The parties hereto shall treat all nonpublic information provided or obtained in connection with this Agreement (including in connection with the access provisions of Section 7.1 hereof) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference. Notwithstanding anything set forth in the Confidentiality Agreement to the contrary (including the termination rights set forth therein), the Confidentiality Agreement shall terminate at the Effective Time. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

(b)    After the Closing:

(i)    Buyer and its Affiliates shall not disclose or use, directly or indirectly, any information, whether disclosed through documents, work papers or other materials, orally, or electronically, that is of a confidential or proprietary nature related to Seller (including any information obtained in connection with the entering into of this Agreement) and shall maintain the confidentiality of all such information; provided, however, that Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (B) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to the Company or Seller, or (C) with the prior written approval of Seller; provided, further, that, to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Entity or if Buyer or its Affiliates receives advice of outside counsel that disclosure is required in order to avoid violating any Laws, Buyer or its Affiliates may disclose such information; but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Buyer may disclose only that portion of such information as is necessary to comply with applicable Law or regulation, or to enforce its obligations under this Agreement; and provided, further, that this Section 9.13 shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related to the Company or the Business.

(ii)    Seller shall not disclose or use, directly or indirectly, any information, whether disclosed through documents, work papers or other materials, orally, or electronically, that is of a confidential or proprietary nature related to the Company and shall maintain the confidentiality of all such information; provided, however, that Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Seller, (B) that is or becomes available to Seller on a non-confidential basis from a source that is not bound by a confidentiality obligation to Buyer or (C) with the prior written approval of Buyer; provided, further, that, to the extent that Seller may become legally compelled to disclose any such information by any Governmental Entity or if Seller receives advice of outside counsel that disclosure is required in order to avoid violating any Laws, Seller may disclose such information; but only after, if applicable or relevant, it has used all commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided, further, that Seller may disclose only that portion of such information as is necessary to comply with applicable Law or regulation, in connection with any required Tax disclosures or to enforce its obligations under this Agreement.

Section 9.14.    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

(a)    Effective as of the Closing Date, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of Seller or any Affiliates of Seller (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Sherrard Roe Voigt & Harbison PLC, and any other legal counsel representing any Designated Person, in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

(b)    Effective as of the Closing Date, Buyer hereby agrees not to control or assert, and Buyer agrees to cause the Company not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person, solely to the extent relating to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between Seller on the one hand and Buyer or any of its Affiliates (including, after the Closing Date, the Company) on the other hand, it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert or otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, to the extent relating to the Current Representation in connection with any Post-Closing Representation, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

Section 9.15.    Specific Performance. Each of the parties hereto acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BUYER: NEXTPLAT CORP., a Nevada corporation

By:	/s/ David Phipps
Name:	David Phipps
Title:	President

SELLER:

/s/ James T. McKinley
JAMES T. MCKINLEY, an individual

[Signature Page to Stock Purchase Agreement]